Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Robert A. DeAlmeida

President and Chief Executive Officer

(410) 823-4510

HAMILTON BANCORP, INC. COMPLETES STOCK OFFERING AND CONVERSION

Towson, Maryland – October 10, 2012 – Hamilton Bancorp, Inc. (the “Company”), the holding company for Hamilton Bank, announced that it completed its stock offering in connection with the mutual-to-stock conversion of Hamilton Bank on October 10, 2012. Shares of the Company’s common stock began trading on October 10, 2012, on the NASDAQ Capital Market under the symbol “HBK.”

The Company sold 3,703,000 shares of common stock at $10.00 per share in its subscription offering for gross proceeds of approximately $37.0 million, including 296,240 shares purchased by Hamilton Bank’s employee stock ownership plan. As previously announced, the stock offering was oversubscribed by eligible account holders of Hamilton Bank, i.e., depositors having eligible accounts as of March 31, 2011. Information regarding the allocation of common stock in the subscription offering may be obtained by contacting the Stock Information Center at 1-(877) 821-5783. The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about October 10, 2012.

Hamilton Bank is a federally chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its five full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Hamilton Bank are engaged.